Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in Registration Statement of PhyMatrix Corp. on Form S-3 of our report dated March 13, 1997 except as to information presented in Note 20, for which the date is April 24, 1997 on our audits of the consolidated financial statements and financial statement schedules of PhyMatrix Corp. as of January 31, 1997 and for the year ended January 31, 1997 and the one month period ended January 31, 1996 and the combined financial statements of PhyMatrix Corp. as of December 31, 1995 and for the year ended December 31, 1995 and the period from June 24, 1994 (inception) to December 31, 1994. We also consent to the reference to our firm under the caption "Experts".



Coopers & Lybrand L.L.P.
Boston, Massachusetts
October 29, 1997